EXHIBIT 23.3
Consent of Independent Valuation Specialist
     We hereby consent to the references to our firm and to the references to and inclusion of information from our reports dated September 9, 2005, October 21, 2005, October 28, 2005 and January 25, 2006 regarding the fair market value of the common stock (minority basis) of Visicu, Inc. as of the dates specified therein, in the registration statement on Form S-1 (and the related prospectus) of Visicu, Inc. and each amendment thereto (Registration No. 333-129989).

HOOKE ASSOCIATES, LLC
By:	/s/ Jeffrey C. Hooke
Jeffrey C. Hooke

February 9, 2006
McLean, Virginia